Exhibit 21

SUBSIDIARIES OF BROWN-FORMAN CORPORATION
As of April 30, 2026

State or Jurisdiction
Name	Of Incorporation
Amercain Investments, C.V.	Netherlands
AMG Trading, L.L.C.	Delaware
The BenRiach Distillery Company Limited	Scotland
Brown-Forman Australia Pty. Ltd.	Australia
Brown-Forman Beverages Europe, Ltd.	United Kingdom
Brown-Forman Beverages Worldwide, Comercio de Bebidas Ltda.	Brazil
Brown-Forman Czechia, s.r.o.	Czech Republic
Brown-Forman Deutschland GmbH	Germany
Brown-Forman France	France
Brown-Forman Holding Mexico S.A. de C.V.	Mexico
Brown-Forman Hungary 1 Kft.	Hungary
Brown-Forman Italia S.R.L.	Italy
Brown-Forman Korea Ltd.	Korea
Brown-Forman Netherlands, B.V.	Netherlands
Brown-Forman Polska Sp. z o.o.	Poland
Brown-Forman Scotland Limited	Scotland
Brown-Forman Spain, S.L.	Spain
Brown-Forman Spirits (Shanghai) Co., Ltd.	China
Brown-Forman Spirits Trading, L.L.C.	Turkey
Brown-Forman Tequila Mexico, S. de R.L. de C.V.	Mexico
Diplomatico Branding Unipessoal, Lda.	Portugal
International Rum & Spirits Distributors Unipessoal, S.A.	Portugal
Jack Daniel Distillery, Lem Motlow, Prop., Inc.	Tennessee
Limited Liability Company Brown-Forman Ukraine	Ukraine
Valle de Amatitan, S.A. de C.V.	Mexico
The names of certain subsidiaries are omitted from the above listing because such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" under Rule 1-02(w) of Regulation S-K.